Exhibit 99.1

Contact:	Or:
Stephen A. Garcia	Ina McGuinness/Lena Adams
Chief Financial Officer	ICR, Inc.
Obagi Medical Products, Inc.	310.954.1100
562.628.1007

OBAGI MEDICAL PRODUCTS REPORTS FIRST QUARTER 2008

FINANCIAL RESULTS

Long Beach, Calif. — May 5, 2008 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the first quarter ended March 31, 2008.

For the first quarter of 2008, net sales rose $2.3 million, or 10%, to $25.4 million, compared with $23.0 million in the first quarter of 2007.  The 2008 first quarter showed strong growth in the ELASTIderm™ product line, which contributed $4.6 million in net sales, compared to $2.3 million in the immediately preceding quarter.  The sales for the ELASTIderm product line was the result of a positive reception to Obagi’s new ELASTIderm Décolletage System, which was introduced in late January 2008.

Gross margin percentage was 81.4% in the first quarter of 2008, compared with 82.8% in the same quarter last year, and compared with 81.9% in the immediately preceding quarter. The slightly lower gross margin was primarily due to incentives related to the launch of ELASTIderm Décolletage and product mix.

Expenses for the first quarter of 2008 compared to the first quarter of 2007 reflected the following:

•      Selling, general and administrative (SG&A) expenses increased $2.0 million to $14.3 million primarily due to an increase in direct sales, marketing and operational personnel, and additional costs associated with physician practice building and promotional activities.

•      Research and development (R&D) expenses increased 15% to $1.4 million compared with $1.2 million.

•      Due to the retirement of the Company’s debt last year, the first quarter had net interest income of $66,000 compared with net interest expense of approximately $690,000 a year ago.

•      Income tax expense increased $0.1 million to $2.0 million due to higher profits and an increase in the effective tax rate primarily arising from the expiration of certain research and development credits.

Operating income decreased 11% to $4.9 million from $5.5 million last year. Net income totaled $3.0 million, or $0.13 per diluted share, compared with $2.9 million, or $0.13 per diluted share, for the first quarter for 2007.

Obagi Medical Products added approximately 200 new physician accounts during the first quarter of 2008, bringing the number of active accounts to approximately 5,400, a 20% increase from a year ago. Obagi increased its sales force to 93 people, up from 91 in the immediately preceding quarter.

“This quarter’s performance was below our expectations as economic conditions prevented the Company from achieving targeted revenue and earnings growth.  Most significantly, sales from our core Nu-Derm product line were down as a result of more cautious purchasing patterns, especially from our largest physician accounts that we believe service our most economically sensitive end-consumers.  As has been our experience with other new product introductions, our decision to focus our sales and marketing resources on the introduction of ELASTIderm Décolletage System, which has been very well received, also impacted the performance of Nu-Derm during the quarter,” stated Steve Carlson, Obagi Medical Products’ President and Chief Executive Officer.

“While the current economic environment is unlikely to improve in the near term, our strong cash position, positive cash flow and debt-free capital structure makes Obagi Medical Products more competitively positioned than ever before.  In light of these economic conditions, we have re-examined and re-aligned our expenditures for 2008 with our current growth expectations, while continuing to invest in product development, clinical support for our products, growth of our sales organization and other growth initiatives.  We believe we will achieve double-digit revenue growth in 2008 through our active account growth, the development of our international business, further acceptance of the new ELASTIderm offering, and a new product launch planned for the fourth quarter.”

Revised 2008 Financial Guidance

Based on trends for its core products, assessment of current market conditions and the outlook for recently introduced products, the Company is revising its previously provided guidance for 2008.  Sales for 2008 are now expected to be in the range of $113 - $117 million, down from the prior estimate of $120 - $125 million, representing year-over-year growth of 10% to 14%. Earnings per share for 2008 is now expected in the range of $0.81 - $0.85 on 22.7 million fully diluted shares.  This compares with previous EPS guidance of $0.94 to $0.98 per fully diluted share.

The Company anticipates revenue growth for the second quarter will continue to be impacted by the economy and as a result, the Company expects second quarter revenues to be in the range of $27-$28 million, representing year-over-year growth of 3% to 7%.  Based on current expectations with regard to the timing and the level of expenditures, Obagi Medical Products expects second quarter operating income will be flat to down slightly versus last year resulting in $0.18 to $0.20 in fully diluted EPS on 22.6 million shares outstanding.

Beginning with the third quarter, the Company anticipates revenue growth at double digit levels with improving operating income as compared to last year as it has more ability to adjust expenditures to match its revenue growth rates.  The Company expects revenue growth will further accelerate in the fourth quarter, supported by a planned new product launch.

Strengthened Balance Sheet

As of March 31, 2008, the Company was debt free with cash and cash equivalents totaling $21.3 million compared with $14.1 million at December 31, 2007.  Working capital totaled $38.1 million and stockholders’ equity totaled $53.2 million for the quarter ended March 31, 2008.  This compares with $34.2 million in working capital and $49.7 million in stockholders’ equity as of December 31, 2007.

Conference Call Information

Obagi’s management will host a conference call to discuss the Company’s financial performance today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial (800) 762-8795 from the U.S. International callers can dial (480) 629-9041.  A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, May 19, by dialing (800)406-7325 from the U.S., or (303) 590-3030 for international callers and entering confirmation code 3866809. There also will be a simultaneous webcast that will be archived for 30 days on the Investor Relations section of the Company’s web site at www.obagi.com.

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi’s skin care product introductions is as follows: Obagi Nu-Derm™, 1988; Obagi-C Rx™ (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C™ (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm™ Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm M.D.™ acne therapeutic systems, 2007; a formulation of CLENZIderm M.D.™ Systems for normal to dry skin, June 2007; and ELASTIderm™ Décolletage System, January 2008. Obagi’s products are only available through physicians. Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

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Obagi Medical Products, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$21,334	$14,054
Accounts receivable, net	14,891	17,370
Accounts receivable from related parties, net	1,602	982
Inventories, net	6,596	6,047
Prepaid expenses and other current assets	5,536	5,782
Total current assets	49,959	44,235
Property and equipment, net	2,567	2,759
Goodwill	4,629	4,629
Intangible assets, net	5,730	5,760
Other assets	2,272	2,380
Total assets	$65,157	$59,763
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,418	$6,664
Current portion of long-term debt	52	54
Accrued liabilities	4,416	3,274
Total current liabilities	11,886	9,992
Long-term debt	36	42
Total liabilities	11,922	10,034
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value; 100,000,000 shares authorized, 22,659,739 and 22,653,349 shares issued and 22,649,954 and 22,643,564 shares outstanding at March 31, 2008 and December 31, 2007, respectively	23	23
Additional paid-in capital	56,336	55,805
Accumulated deficit	(3,038)	(6,031)
Accumulated other comprehensive loss	(86)	(68)
Total stockholders’ equity	53,235	49,729
Total liabilities and stockholders’ equity	$65,157	$59,763

Obagi Medical Products, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share amounts)

	Three months ended March 31,
	2008	2007
	(unaudited)
Net sales	$25,374	$23,046
Cost of sales	4,721	3,961
Gross profit	20,653	19,085

Selling, general and administrative expenses	14,295	12,313
Research and development expenses	1,436	1,244
Income from operations	4,922	5,528

Interest income	103	44
Interest expense	(37)	(734)
Income before provision for income taxes	4,988	4,838

Provision for income taxes	1,995	1,912
Net income	$2,993	$2,926

Net income attributable to common shares:
Basic	$0.13	$0.13
Diluted	$0.13	$0.13

Weighted average common shares outstanding:
Basic	22,646,254	21,801,961
Diluted	22,777,640	21,888,511

Segment Information:

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Net sales by segment
Skin health	$24,185	$22,258
Licensing	1,189	788
Net sales	$25,374	$23,046
Gross profit by segment
Skin health	$19,497	$18,333
Licensing	1,156	752
Gross profit	$20,653	$19,085
Geographic information
United States	$21,430	$19,615
International	3,944	3,431
Net sales	$25,374	$23,046

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Net sales by product line
Skin health
Nu-Derm	$12,716	$13,849
Vitamin C	2,855	2,451
Elasticity	4,570	2,213
Therapeutic	1,442	1,348
Other	2,602	2,397
Total	24,185	22,258
Licensing	1,189	788
Total net sales	$25,374	$23,046

Additional first quarter information:

	Three Months Ended March 31,
(Dollars in thousands)	2008	2007
Depreciation and amortization*	$598	$607
Stock-based compensation	462	364
Amortization of debt issuance costs	24	107

*Excludes amortization of debt issuance costs